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                                                                  Exhibit 3.1(g)

                          CERTIFICATE OF INCORPORATION

                                       OF

                   AMERICAN BANKNOTE MERCHANT SERVICES, INC.


FIRST:  The name of the corporation is AMERICAN BANKNOTE MERCHANT SERVICES, INC.

SECOND: The address of its registered office in the State of Delaware and the name of the registered agent at such address is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19805, City of Wilmington, County of New Castle.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of common stock which the corporation shall have authority to issue is Three Thousand (3,000), each with a par value of $.01 per share.

FIFTH: The name and mailing address of the Sole Incorporator is Naina L. Prasad, 200 Park Avenue, 49th Floor, New York, NY 10166.

SIXTH: No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware General Corporation Law or
(iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Sixth by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
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I, being the sole incorporator hereinbefore named, hereby sign this certificate for the purpose of forming a corporation pursuant to the General Corporation
Law of the State of Delaware this 15th day of July, 1997.


                                        /s/ Naina L. Prasad
                                        ------------------------------------
                                        Naina L. Prasad, Sole Incorporator








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